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Exhibit 3

12 September 2003

255/03-jmd

For immediate release

BREAKTHROUGH AGREEMENT COULD SAVE 1 550 JOBS AT DRD'S
NORTH WEST OPERATIONS

        Durban Roodepoort Deep, Limited ("DRD" Ticker Symbol; JSE: DUR; NASDAQ: DROOY) and employee organisations UASA, Mine Workers Union (Solidarity) and SAEWA have reached a breakthrough agreement on proposals that could return two shafts to economic viability and save up to 1 550 jobs at the company's Buffelsfontein Mine (Buffels).

        A response from the National Union of Mineworkers (NUM) to the proposals is still awaited.

        In its proposals released on 25 August, management said up to 4 500 jobs could have to be shed.

        Buffels is part of DRD's North West Operations, which is currently the subject of a 60-day review intended to prevent closure.

        The proposals on which agreement between management, UASA, Mine Workers Union (Solidarity) and SAEWA have been reached originated from the on-mine consultative committee and include:

  •
  working a full shift one Saturday a month for no additional remuneration;

  •
  introduction of full calendar operations (FULCO);

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  implementation of revised work practices in winter months to reduce peak power consumption; and

  •
  a revised productivity bonus scheme.

        Divisional Director of DRD's South African Operations Deon van der Mescht said: "Agreement between four key parties on these proposals is a very positive development. The financial implications of the proposals have been carefully assessed and could secure the future of the No's 10 and 11 Shafts at Buffels."

        Van der Mescht cautioned that similar measures will not be sufficient to save other shafts under threat at the company's North West Operations.

        Recent proposals from the NUM were currently being evaluated, Van der Mescht said.

        The 60-day review period ends on 21 September. DRD today announced its social plan that will apply to any workers who may face retrenchment at the end of the review process. Key features of the plan are retrenchment packages, psychological, financial and career counselling, retraining and placement assistance.

Queries:	Ilja Graulich, Durban Roodepoort Deep, Limited +27 11 381 7826 (office) +27 83 604 0820 (mobile)
Janice Dempsey, Russell & Associates +27 11 880 3924 (office) +27 82 376 2327 (mobile)
Paul Downie, Porter Novelli +61 893 861 233 +61 414 947 129

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